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                                                                      EXHIBIT 11


                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP

                         1735 MARKET STREET, 51ST FLOOR
                      PHILADELPHIA, PENNSYLVANIA 19103-7599
                                 (215) 665-8500

                                                               November 13, 1998


AIM International Funds, Inc.
11 Greenway Plaza
Suite 100
Houston, Texas 77046

         Re: Shares of Stock
         AIM International Funds, Inc.

Gentlemen:

         We have acted as counsel to AIM International Funds, Inc., a Maryland corporation (the "Company"), in connection with that certain Agreement and Plan of Reorganization between the Company, acting on behalf of AIM International Equity Fund and AIM Global Growth Fund (the "Acquiring Funds"), each an investment portfolio of the Company, and AIM Growth Series, a Delaware business trust ("AGS"), acting on behalf of AIM International Growth Fund and AIM Worldwide Growth Fund (the "Acquired Funds"), each an investment portfolio of AGS (the "Agreement"), and the consummation of the transactions contemplated therein.

         The Agreement provides for the combination of AIM International Growth Fund with AIM International Equity Fund and the combination of AIM Worldwide Growth Fund with AIM Global Growth Fund (the "Reorganizations"). Pursuant to the Agreement, all of the assets of an Acquired Fund will be transferred to the Acquiring Fund with which it will combine, the Acquiring Fund will assume all of the liabilities of the Acquired Fund and the Company will issue Class A shares of the Acquiring Fund to the Acquired Fund's Class A and Advisor Class shareholders, and Class B shares of the Acquiring Fund to the Acquired Fund's Class B shareholders. The value of each Acquired Fund shareholder's account with the Acquiring Fund immediately after the Reorganization will be the same as the value of such shareholder's account with the Acquired Fund immediately prior to the Reorganization.


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AIM International Funds, Inc.
November 13, 1998
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         The opinion expressed below is based on the assumption that a
Registration Statement on Form N-14 with respect to the Class A and Class B shares of the Acquiring Funds to be issued pursuant to the Agreement (the "Acquiring Fund Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganizations occur.

         Based on the foregoing, we are of the opinion that the Acquiring Fund Shares, when issued by the Company directly to the shareholders of the Acquired Funds in accordance with the terms and conditions of the Agreement, will be legally issued, fully paid and nonassessable.

         We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the law of the State of Maryland.

         We consent to the filing of this opinion as Exhibit 11 to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.

                                     Very truly yours,



                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP




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